Exhibit 10.45

Omnibus Amendment to the
Luminex Corporation
Restricted Share Unit Award Agreements
(2012 and 2013 LTIPs)

This Omnibus Amendment to the Luminex Corporation Restricted Share Unit Award Agreements (2012 and 2013 LTIPs) is made and entered into as of the 5th day of February, 2015, by and between Luminex Corporation, a Delaware corporation (the “Company”), and Harriss T. Currie (the “Officer”).

WHEREAS, pursuant to the Luminex Corporation 2012 Long Term Incentive Plan and the Luminex Corporation 2013 Long Term Incentive Plan, the Company has previously granted Performance Awards of Restricted Share Units to the Officer pursuant to Restricted Share Unit Award Agreements (collectively, the “Award Agreements”);

WHEREAS, pursuant to Section 7 of each Award Agreement, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Officer may amend the Award Agreements; and

WHEREAS, the Compensation Committee and the Officer have determined that it would be in the best interest of the Company and its stockholders to amend each Award Agreement as provided below to remove certain tax gross-up provisions contained therein.

NOW, THEREFORE, each of the Award Agreements is hereby amended as follows:

1.    Amendment to Section 4. Section 4 of each Award Agreement is hereby amended by deleting such section and replacing it in its entirety with the following:

“ 4. Intentionally Omitted.”

2.    Capitalized terms used herein but not defined herein shall have the meanings set forth in the Award Agreements.

3.    All other provisions of the Award Agreements shall remain in full force and effect, except to the extent modified by the foregoing.

IN WITNESS WHEREOF, the undersigned have duly executed this Omnibus Amendment to the Luminex Corporation Restricted Share Unit Award Agreements (2012 and 2013 LTIPs) as of the date first written above.

Harriss T. Currie

LUMINEX CORPORATION

By:
Name:	Nachum Shamir
Title:	President and Chief Executive Officer